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                                                                       EXHIBIT 8



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 of our report dated February 3, 1997, except as to Notes 1 and 2, which are as of February 19, 1997, relating to the financial statements of First Allmerica Financial Life Insurance Company and our report dated March 26, 1997, relating to the financial statements of the Group VEL Account of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.




/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
January 30, 1998